Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 22, 2018

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN EPS Jumps 280%

PHILADELPHIA, PA, May 22, 2018 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $41 million and earnings per diluted share of $0.38 for the three months ended April 30, 2018.

Total Company net sales for the three months ended April 30, 2018, increased 12.4% over the same period last year to a record $856 million. Comparable Retail segment net sales increased 10%, driven by strong, double-digit growth in the digital channel and positive retail store sales. By brand, comparable Retail segment net sales increased 15% at Free People, 10% at the Anthropologie Group and 8% at Urban Outfitters. Wholesale segment net sales increased 13%.

“We are pleased to report record first quarter sales driven by a 10% increase in comparable Retail segment sales and a 13% increase in wholesale sales,” said Richard A. Hayne, Chief Executive Officer. “Even more exciting is our 280% jump in first quarter EPS, a result of strong sales, healthy margin improvement, SG&A leverage and a lower tax rate,” finished Mr. Hayne.

Net sales by brand and segment for the three-month period were as follows:

	Three Months Ended
	April 30,
	2018	2017
Net sales by brand
Urban Outfitters	$322,678	$284,787
Anthropologie Group	347,085	311,056
Free People	181,307	159,507
Food and Beverage	4,618	5,840
Total Company	$855,688	$761,190

Net sales by segment
Retail Segment	$775,564	$690,352
Wholesale Segment	80,124	70,838
Total Company	$855,688	$761,190

For the three months ended April 30, 2018, the gross profit rate increased by 130 basis points versus the prior year’s comparable period. The increase in the gross profit rate was primarily driven by lower markdowns at all three brands and leverage in store occupancy cost due to growth in Retail segment comparable net sales. These gains were partially offset by lower initial margins due in part to lower mix of private label merchandise and deleverage in delivery expense due in part to the increased penetration of the digital channel.

As of April 30, 2018, total inventory increased by $45.1 million, or 12.6%, on a year-over-year basis. Comparable Retail segment inventory increased 8% at cost. The remainder of the increase was primarily related to increased wholesale inventory.

Selling, general and administrative expenses increased by $8.0 million, or 3.7%, during the three months ended April 30, 2018, compared to the prior year’s comparable period. As a percentage of net sales, selling, general and administrative expenses leveraged 224 basis points when compared to the prior year’s comparable period. The growth in selling, general and administrative expenses was primarily due to increased marketing expenses helping to fuel the sales increase. The leverage for the three months ended April 30, 2018, was primarily driven by the net sales growth, continued savings associated with the fiscal 2018 store reorganization project and the current year benefit associated with the nonrecurring store reorganization expenses incurred in the prior year.

The Company’s effective tax rate for the three months ended April 30, 2018, was 23.6% compared to 44.1% in the prior year period. The decrease in the effective tax rate for the three months ended April 30, 2018, was primarily due to the lower federal statutory rate resulting from the U.S. Tax Cuts and Jobs Act. Additionally, the effective tax rate for the three months ended April 30, 2018, was favorably impacted by approximately 120 basis points due to equity activity.

Net income for the three months ended April 30, 2018, was $41 million and earnings per diluted share was $0.38.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program, of which 17.9 million common shares were remaining as of April 30, 2018. No shares were repurchased during the three months ended April 30, 2018. During the year ended January 31, 2018, the Company repurchased and subsequently retired 2.1 million common shares for approximately $46 million under this program.

During the three months ended April 30, 2018, the Company opened a total of four new locations including: two Free People stores and two Urban Outfitters stores; and closed one Urban Outfitters store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 246 Urban Outfitters stores in the United States, Canada, and Europe and websites; 226 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 134 Free People stores in the United States and Canada, catalogs and websites and 10 Food and Beverage restaurants, as of April 30, 2018. Free People and Anthropologie Group wholesale sell their products through approximately 2,100 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/m6/p/e67h9k9v

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2018	2017

Net sales	$855,688	$761,190
Cost of sales	575,028	521,410
Gross profit	280,660	239,780
Selling, general and administrative expenses	226,764	218,744
Income from operations	53,896	21,036
Other income, net	80	319
Income before income taxes	53,976	21,355
Income tax expense	12,716	9,417
Net income	$41,260	$11,938

Net income per common share:
Basic	$0.38	$0.10
Diluted	$0.38	$0.10

Weighted-average common shares outstanding:
Basic	108,490,926	116,276,289
Diluted	109,743,677	116,539,305

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	67.2%	68.5%
Gross profit	32.8%	31.5%
Selling, general and administrative expenses	26.5%	28.7%
Income from operations	6.3%	2.8%
Other income, net	0.0%	0.0%
Income before income taxes	6.3%	2.8%
Income tax expense	1.5%	1.2%
Net income	4.8%	1.6%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	April 30,	January 31,	April 30,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$313,713	$282,220	$252,484
Marketable securities	166,367	165,125	118,493
Accounts receivable, net of allowance for doubtful accounts of $1,895, $1,326 and $578, respectively	88,936	76,962	83,949
Inventory	404,617	351,395	359,493
Prepaid expenses and other current assets	123,505	103,055	110,431
Total current assets	1,097,138	978,757	924,850

Property and equipment, net	819,725	813,768	851,259
Marketable securities	35,079	58,688	38,451
Deferred income taxes and other assets	99,273	101,567	113,515
Total Assets	$2,051,215	$1,952,780	$1,928,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$158,870	$128,246	$157,153
Accrued expenses, accrued compensation and other current liabilities	256,221	231,968	196,328
Total current liabilities	415,091	360,214	353,481
Long-term debt	—	—	—
Deferred rent and other liabilities	289,709	291,663	241,904
Total Liabilities	704,800	651,877	595,385

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 108,670,688, 108,248,568 and 116,290,358 issued and outstanding, respectively	11	11	12
Additional paid-in-capital	6,434	684	6,628
Retained earnings	1,358,683	1,310,859	1,358,319
Accumulated other comprehensive loss	(18,713)	(10,651)	(32,269)
Total Shareholders’ Equity	1,346,415	1,300,903	1,332,690
Total Liabilities and Shareholders’ Equity	$2,051,215	$1,952,780	$1,928,075